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                                              Exhibit 11

                                  METRIS COMPANIES INC. AND SUBSIDIARIES
                                    Computation of Earnings Per Share

In thousands, except per-share amounts                               Three Months Ended March 31,
                                                                          2000       1999
BASIC:
------

Net income applicable to common stockholders ..........................   $42,360   $17,115
                                                                          =======   =======

Weighted average number of common shares outstanding ..................    38,642    38,526

Net income per share ..................................................   $  1.10   $  0.44

DILUTED:
--------

Net income applicable to common stockholders (1) ......................   $49,958   $17,115
                                                                          =======   =======


Weighted average number of common shares outstanding ..................    38,642    38,526
Net effect of assumed exercise of stock options based on treasury stock
     method using average market price ................................     2,355     1,739
Assumed conversion of convertible preferred stock .....................    19,442        --
                                                                          -------   -------
                                                                           60,439    40,265
                                                                          =======   =======

Net income per share ..................................................   $  0.83   $  0.42

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    (1) For the three month period ended March 31, 2000, diluted earnings per share is calculated by adding back the Series C convertible preferred dividend of $7.6 million. In determining the number of dilutive shares outstanding, the Series C convertible preferred stock is assumed to have been converted into 19.4 million shares at the beginning of the period and therefore, no dividend would be paid for the three month period ended March 31, 2000.